GLOBAL CUSTODY AGREEMENT For Foreign and Domestic Securities

This Global Custody Agreement is among, (“Principal”), and Union Bank, N.A. ("Custodian").  Principal means, collectively, each entity listed in Schedule I hereto.  Principal desires that Custodian hold and administer on behalf of Principal certain Property (as herein defined).  Custodian is willing to do so on the terms and conditions set forth in the Global Custody Agreement (Agreement).  Accordingly, Principal and Custodian agree as follows:

1. DEFINITIONS
1.1. "Account" means, collectively, each fund as specified in Schedule I and maintained by Custodian pursuant to Paragraph 2 of this Agreement, including the earnings and proceeds thereof.

1.2. “Authorized Agent” means a party authorized by Principal or Investment Manager regarding accounting or other informational services for Property held in the account.

1.3. “Foreign Account” means an Account in which Foreign Currencies or Securities are held by the Custodian for the benefit of Principal whether in comingled accounts or accounts designated for each beneficial owner as is required under the regulatory jurisdiction where the Foreign Account is established.

1.4. “Foreign Currency” (“Currencies”) means any currency or any composite currency until issued by a government or entity other than the United States Department of Treasury.

1.5. “Foreign Sub-Custodian” ("Sub-Custodian") means a bank or other financial institution (other than a Depository) which is utilized by Custodian in connection with the purchase, sale or custody of Foreign Securities or Foreign Currencies hereunder.

1.6. “Foreign Securities Depository” ("Foreign Depository") means a securities depository, book-entry system or clearing agency incorporated or organized under the laws of a country other than the United States which operates (a) the central system for handling securities or equivalent book-entries in that country, or (b) a transnational system for the central handling of securities or equivalent book-entries.

1.7. “Global Sub-Agent Network” (“Sub-Agent Network” or “Sub-Agents”) means any Sub-Custodian located in the United States (the “Domestic Sub-Custodian)” and any sub-agents located in countries and markets where Foreign Sub-Custodians and Foreign Depositories are maintained by Custodian or any Sub-Custodian located in the United States which utilizes a Sub-Agent Network on behalf of Custodian.

1.8. “Investment Manager" or "Manager" means a party who is has been granted investment authority of this Account.  If no Investment Manager has been appointed, Principal shall have all responsibilities assigned to Manager in this Agreement.

1.9. “Principal” means, collectively, each entity listed in Schedule I.

1.10. "Property" means all Securities, Foreign Currencies and all Special Assets held in the Account.

1.11. "Securities" means cash denominated in U.S. dollars, and publicly traded securities held in the Account.

1.12. "Special Assets" means all property other than currency and publicly traded securities held in the Account.

1.13. "Sub-Custodian" means an entity including an Eligible Foreign Custodian and Domestic Sub-Custodian, which Custodian retains to hold Securities.

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2. APPOINTMENT AS AGENT
2.1. Appointment as Agent.  Principal hereby appoints Custodian to perform the safekeeping and ministerial acts described in this Agreement, solely upon receipt of instructions from Principal or designated Investment Manager, for the Property, which may be deposited by Principal with Custodian from time to time to be held in the Account.  Custodian agrees to act as Principal's agent for such Property according to the terms and conditions of this Agreement.  Custodian shall have no duties or responsibilities with respect to any Special Assets that may be held in this Account from time to time other than to list such other assets as Property of the Account and hold the evidence of ownership thereof.  Custodian in its sole discretion may reasonably refuse to accept any Property now or hereafter delivered to it for inclusion in the Account and shall promptly so notify Principal and return the Property to Principal.

2.2. Global Sub-Agent Network.  Principal acknowledges Custodian’s use of the list of Foreign Sub-Custodians and Foreign Depositories as set forth in Appendix A to the Agreement, as amended from time to time, where Custodian deposits Property outside of the jurisdiction of United States.

2.3. Power to Enter Agreement.  The parties to this Agreement hereby represent and warrant that they have the power to enter into this Agreement; that the Manager has been properly appointed; and that all instructions given to Custodian shall be made in accordance with applicable law and regulation.

3. CUSTODY AND REGISTRATIONS
3.1. Identification of Property.  Custodian shall ensure the Property is at all times properly identified as being held for the appropriate Account.  Custodian shall segregate physically the Securities from other securities or property owned by Custodian.  Custodian shall not be required to segregate physically Securities or other Property held from other securities or property held by Custodian for third parties as custodian or other representative capacity, but Custodian shall maintain adequate records showing the true ownership of the Property.

3.2. Use of Depositories and Sub-Custodians.  Custodian may, in its discretion, deposit any Securities which, under applicable law, are eligible to be so deposited in a securities depository or sub-custodian account according to Custodian’s operational procedures in effect at the time.  Securities and Foreign Currencies held by a Sub-Custodian or Depository will be held subject to the rules, terms and conditions of such securities markets or securities depositories.  If Custodian deposits Securities with a Sub-Custodian or Depository, Custodian shall maintain adequate records showing the identity and location of the Sub-Custodian or Depository, the Securities held by the Sub-Custodian or Depository and each account to which such Securities belong.

3.3. Use of Nominees.  Custodian shall have the right to hold or cause to be held all Securities in the name of the Custodian, or for any Sub-Custodian or Depository, or in the name of a nominee of any of them as Custodian shall determine to be appropriate under the circumstances.

3.4. Delivery of Securities.  If Principal or Manager directs Custodian to deliver assets, certificates or other physical evidence of ownership of Securities to any broker or other party, other than a Sub-Custodian or Depository employed by Custodian for purposes of maintaining the Account, Custodian’s sole responsibility shall be to exercise care and diligence in effecting the delivery as instructed by Principal or Manager.  Upon completion of the delivery, Custodian shall be discharged completely of any further liability or responsibility with respect to the safekeeping and custody of Securities or other Property so delivered.

3.5. Identification of Special Assets.  Custodian shall have no duty or obligation to hold, verify or perfect title or ownership to any Special Asset, review or make recommendations as to the disposition of such Special Asset or to authenticate the existence or nature of any Special Asset.

3.6. Delivery of Special Assets.  To the extent the Account includes investments in repurchase agreements, non-publicly traded or restricted Securities, or other Special Assets, the parties hereto agree that the Principal or Manager, as the case may be, has the sole responsibility to review any governing documents, certificates, documents of title or other instruments concerning the Property for legal validity, suitability, marketability, transferability, perfection of any applicable security interest, adequacy of collateral or any other purpose.  Custodian's responsibility is limited to the safekeeping and reporting of such Property.

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3.7. Foreign Currency Deposits.  The Custodian may in accordance with customary practices hold any currency in which any cash is denominated on deposit in, and effect transaction relating thereto, through an account with an affiliate of Union Bank, or Sub-Custodian or Depository in the country where such currency is the lawful currency or in other countries where such currency may be lawfully held on deposit.

3.8. Transferability and Convertibility of Currency.  Custodian shall have no liability for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may affect the transferability, convertibility, or availability of any currency in the countries where such Foreign Accounts are maintained and in no event shall Custodian be obligated to substitute another currency for a currency whose transferability, convertibility, or availability has been affected by such law, regulation or event.  To the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any such currency, such cost or charge shall be for the Account.

4. Transactions
4.1. Instructions and Immediately Available Funds.  Principal, or where applicable, the Manager, is responsible for ensuring that Custodian receives timely instructions and sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictates.  As used herein, "sufficient immediately available funds" shall mean either (a) sufficient cash denominated in the currency of Principal's home jurisdiction to purchase the necessary foreign currency, or (b) sufficient applicable foreign currency, to settle the transaction.  If Custodian does not receive such timely instructions and/or immediately available funds, Custodian shall have no liability of any kind to any person, including Principal, for failing to effect settlement.  However, Custodian shall use reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions.  Unless otherwise specified by Principal or Manager, foreign exchange transactions will be processed according to the instructions in Appendix B.

4.1.1. Use of Institutional Delivery System.  Notwithstanding any other language in this Agreement, Custodian may settle all Securities transactions effected by Manager through the use of an institutional delivery system.  Custodian may deliver or receive Securities in accordance with appropriate trade reports or statements received through an institutional delivery system without having received written direction directly from Manager.

4.1.2. Customary or Established Settlement Practices.  Principal and Manager acknowledge settlement of and payment for Securities received for and delivered from the Account may be made in accordance with the customary or established securities trading and securities processing practices in the market in which the transaction occurs.  Principal understands that when Custodian is instructed to deliver Foreign Securities or Foreign Currencies against payment, delivery of such Foreign Securities and Foreign Currencies and receipt of payment therefore may not be completed simultaneously.  Principal assumes full responsibility for all credit risks involved in connection with Custodian's delivery of Foreign Securities or Foreign Currencies pursuant to instructions of Principal or Manager.

4.2. Additions to and Withdrawals from Account.  Custodian shall make all additions and withdrawals of Securities and other Property to and from this Account only upon receipt of and pursuant to written instructions from Principal or Manager.

4.3. Purchase or Sales.  Principal or Manager from time to time may instruct Custodian regarding the purchase or sale of Securities in accordance with this paragraph 4.3.

4.3.1. Purchases.  Custodian shall settle purchases by charging the Account with the amount necessary to make the purchase and effecting payment to the seller or broker for the Securities.  Custodian shall have no liability of any kind to any person, including Principal, if Custodian effects payment on behalf of the Account, and the settler or broker specified by Manager fails to deliver the Securities or other property purchased.  Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian in examining and verifying the certificates or other indicia of ownership of the property purchased before accepting them, except with respect to assets described in Section 4.4.

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4.3.2. Sales.  Custodian shall settle sales by delivering certificates or other indicia of ownership of the Securities, and as instructed, shall receive cash for such sales.  Custodian shall have no liability of any kind to any person, including Principal; if Custodian exercises due diligence and delivers such certificates or indicia of ownership and the purchaser or broker fails to effect payment.

4.4. Depository Settlement.  If a purchase or sale is settled through a Sub-Custodian or Depository, Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian in verifying proper consummation of the transaction by the Sub-Custodian or Depository.

4.5. Foreign Currency Transactions.  At the direction of Principal or the Manager, as the case may be, Custodian shall convert currency in the Account to other currencies through customary channels including, without limitation, Custodian or any of its affiliates, or Sub-Custodian Networks as shall be necessary to effect any transaction directed by Principal or the Manager.  If the Principal or Investment Manager gives standing instructions to Custodian to execute foreign currency exchange transactions on Principal’s behalf such transaction will be performed in accordance with the FX Standing Instructions Defined Spread Service Level Document (Defined Spread Services) as amended from time to time.

4.6. Special Assets Settlement.  Custodian shall have no duty to undertake collection or similar actions or delivery of any Special Asset according to the instructions provided by Principal or Authorized Agent other than the delivery or receipt of funds as instructed by Principal or Authorized Agent.

4.7. Income and Principal.  Custodian or its designated Sub-Agents are authorized, as Principal's agent, to surrender against payment maturing obligations and obligations called for redemption, and to collect and receive payments of interest and principal, dividends, warrants, and other things of value in connection with Securities.  Absent written instructions from Principal or Manager, funds will remain in the currency of collection upon receipt of payment.

4.8. Taxes.  Custodian shall pay or cause to be paid from the Account all taxes and levies in the nature of taxes imposed on the Account or the Foreign Securities thereof by any country.  Custodian will use reasonable efforts to give the Principal or Manager, as the case may be, advance notice of the imposition of such taxes.  The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Principal or the Custodian as custodian of the Principal by the tax law of the United States or of any state or political subdivision thereof or any foreign jurisdiction.  The sole responsibilities of the Custodian with regard to such tax law shall be to use reasonable efforts to effect the withholding of local taxes and related charges with regard to market entitlement/payment in accordance with local law and subject to local market practice or custom and to assist the Principal with respect to any claim for exemption or refund under the tax law of countries for which such Principal as provided such information.  Except as specifically provided in this Agreement or otherwise agreed to in writing by the Custodian, the Custodian shall have no independent obligation to determine the tax obligations now or hereafter imposed on the Principal by any taxing authority or to obtain or provide information relating thereto, and shall have no obligation or liability with respect to such tax obligations.

4.9. Foreign Tax Reclamation.  Custodian shall use reasonable efforts to obtain refunds of taxes withheld on Foreign Securities or the income thereof that are available under applicable tax laws, treaties and regulations subject to Principal's provision of all documentation and certifications as required by U.S. and foreign tax authorities to establish the eligibility of Principal for tax reclamation under applicable law or treaty.  Principal hereby agrees to indemnify and hold harmless Custodian and its agents in respect to any liability arising from any under withholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of Principal, its successor and assignees, notwithstanding the termination of this agreement.  The Custodian is authorized to disclose any information required by any such tax or other governmental authority in relation to processing any claim for exemption from or reduction or refund of any taxes relating to the Principal’s transactions and holdings.  Principal acknowledges that tax refunds require that each Account held on behalf of Principal must be segregated by legal ownership to be eligible for tax reclamation services.

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4.10. Collection Obligations.  Custodian shall diligently collect income and principal of Securities for which the Custodian has received actual notice in accordance with normal industry practices.  However, Custodian shall be under no obligation or duty to take any action to effect collection of any amount if the Securities upon which such amount is payable is in default, or if payment is refused after due demand.  Custodian shall notify Principal and Manager promptly of such default or refusal to pay.  Custodian shall have no duty to file or pursue any bankruptcy or class action claims with respect to Account, unless indemnified by Principal in manner and amount satisfactory to Custodian provided, however, unless Principal directs otherwise, Custodian will use its best efforts to file claims in class actions and pay any recovery to account, net of Bank’s fees as disclosed in the fee schedule.

4.11. Special Assets Collection Obligations.  Custodian shall have no duty or obligation to make demand or take any action to effect collection of any payments that may become due and shall not be required to notify Principal, Manager, or Authorized Agent of any default or refusal to pay.

4.12. Capital Changes.  Custodian may, without further instruction from Principal or Manager, exchange temporary certificates and may surrender and exchange Securities for other securities in connection with any reorganization, recapitalization or similar transaction in which the owner of the Securities is not given an option.  Custodian has no responsibility to effect any such exchange unless it has received notice of the event permitting or requiring such exchange at the office of Custodian’s designated agents.

4.13. Fractional Interest.  Custodian shall receive and retain all stock distributed by a corporation as a dividend, stock split, or otherwise and, in connection therewith, any fractional shares, unless otherwise instructed or without authorization to sell.

5. CREDITS TO ACCOUNT
Custodian may as a matter of bookkeeping convenience or by separate agreement with the Principal, credit the account with the proceeds from the sale, redemption or other disposition of Securities or interest or dividends or other distributions payable on Securities prior to its actual receipt of final payment; therefore, all such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received.  Payment with respect to a transaction will not be final until Custodian receives immediately available funds under which applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.  Principal acknowledges and agrees that any currency risk associated with such credits will be borne by Principal.

6. OVERDRAFT AND INDEBTEDNESS
6.1. Advance Funds.  If Custodian advances funds to or for the benefit of Account in connection with the settlement of securities or currency transactions or other activity in the Account including overdrafts incurred in connection with the settlement of securities transactions, maturity or income payments or funds transfers, Principal agrees to reimburse Custodian on demand the amount of the advance or overdraft and, provided such advances or overdrafts are not related to Custodian errors or omissions, all related fees as established in Custodian's published fee schedule, subject to the daily rates published on Custodian’s online service.  Principal will bear the risk from any currency valuation differences associated with Principal’s reimbursement obligations to Custodian.  Custodian shall also have the right to utilize any cash in the Account in order to obtain reimbursement hereunder and to set off Custodian’s obligations with respect to any deposits or credit balances in the Account against any obligation of Principal hereunder.

6.2. Repayment.  To the extent permissible by applicable law, in order to secure repayment of Account's obligations to Custodian hereunder, Principal hereby pledges and grants to Custodian a continuing lien and security interest in, and right of set-off against, all of Account’s right, title and interest in and to (a) all Accounts in Principal’s name and the Securities, money and other property now or hereafter held in such Accounts (including proceeds thereof); and (b) each Accounting in respect of which or for whose benefit the advance or overdraft relates and the Securities, money and other property now or hereafter held in such Accounts, including proceeds thereof.  In this regard, Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations as then in effect.  Principal authorizes the Custodian, in the Custodian's sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon, against any balance of account standing to the credit of the Principal on the Custodian's books.  In addition, the Custodian shall be entitled to utilize available cash and to dispose of such Principal’s Securities to the extent necessary to obtain reimbursement.

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7. CORPORATE ACTIONS, PROXIES AND LITERATURE
7.1. Corporate Actions.  Custodian shall notify Manager of the receipt of notices of redemptions, conversions, exchanges, calls, puts, subscription rights, and scrip certificates ("Corporate Action(s)").  Custodian need not monitor financial publications for notices of Corporate Actions and shall not be obligated to take any action unless actual notice has been received by Custodian at the offices of its Domestic Sub-Custodian.  Custodian's sole responsibility in this regard shall be to give such notices to Principal or Investment Manager, as the case may be, within a reasonable time after Custodian receives them.  Custodian has no responsibility to respond or otherwise act with respect to any such notice unless and until Custodian has received timely and appropriate instructions from Principal or Manager.  Principal or Manager is responsible to ensure all required documentation and funds are available to Custodian and its agents as required under the terms of the offer or by legal jurisdiction in order for Custodian and its agent to take action on behalf of Account.

7.2. Proxies.  Custodian shall forward all proxies and accompanying material actually received by Custodian’s Domestic Sub-Custodian that are issued by any company whose securities are held in the Account to Manager or Principal, as directed.  Principal and Manager acknowledge that proxy services are limited in foreign markets and not part of the standard services other than to forward Proxy and accompanying material received by Custodian’s Domestic Sub-Custodian, when instructed to do so in writing from Principal or Manager.  Custodian shall have no duty to translate or retain any material received unless required to do so by law.

7.3. Corporate Literature.  Custodian shall have no duty to forward or to retain any other corporate material received by Custodian for the Account unless required to do so by law.  Custodian shall have no duty to translate or retain any material received from its Sub-Agent Network unless required to do so by law.

7.4. Disclosure to Issuers of Securities.  Unless Principal directs Custodian in writing to the contrary, Principal agrees that Custodian or its Domestic Sub-Custodian or its Sub-Agents may disclose the name and address of the party with the authority to vote the proxies of the Securities held in this Account as well as the number of shares held, to any issuer of said Securities or its agents upon the written request of such issuer or agent in conformity with the provisions of the applicable law.  Principal acknowledges that Custodian or its Domestic Sub-Custodian or its Sub-Agents may be required under jurisdictional law to disclose to issuers beneficial owner information regardless of Principal’s instructions otherwise.

8. INSTRUCTIONS
8.1. Written.  All instructions from Principal or Manager except those described in Section 4 shall be in writing, and shall continue in force until changed by subsequent instructions.  Pending receipt of written authority, Custodian may in its absolute discretion at any time, accept oral, faxed, wired and electronically transmitted instructions from Principal or Manager provided Custodian believes in good faith that the instructions are genuine.  If oral instructions are received, Principal or Manager shall promptly confirm such instructions in writing or by telecopy or other means permitted hereunder.  Principal will hold Custodian harmless for the failure of Principal or Manager to send confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Custodian's failure to produce such confirmation at any subsequent time.  Only those individuals as may be designated by Principal from time to time are authorized to give instructions as described in this Agreement.

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8.2. Reliance on Instructions.  Except as otherwise provided herein, all instructions shall be in writing, and shall continue in force until changed by subsequent instructions.  Pending receipt of written authority, Custodian may in its absolute discretion at any time accept oral, wired or electronically transmitted instructions from Principal or Manager provided Custodian believes in good faith that the instructions are genuine.  Further, Custodian may assume that any written or oral instructions received hereunder are consistent with the provisions of organizational documents of the Principal or of any vote, resolution or proceeding of the Principal’s board of directors or the Principal’s shareholders, unless and until Custodian receives written instructions to the contrary.

8.3. Recordings.  The parties hereby consent to the recording of any telephone communications with the Custodian, and agree that Custodian need not resolicit such consent or remind them of such recording at each such communication.

9. ACCOUNTING AND REPORTING
9.1. Cost and Nominal Value.  Principal agrees to furnish Custodian with the income tax cost bases and dates of acquisition of all Property held in the Account to be carried on its records.  If Principal does not furnish such information for any such Property, Custodian shall carry the Property at any such nominal value it determines, such value to be for bookkeeping purposes only.  All statements and reporting of any matters requiring this information will use this nominal value.  Custodian shall have no duty to verify the accuracy of the cost bases and dates of acquisition furnished by Principal.  Property purchased in the Account shall be carried at cost.

9.2. Valuations.  To the extent that Custodian has agreed to provide pricing or other information services, Custodian is authorized to utilize any vendor (including brokers and dealers of Securities and pricing services embedded in Custodian's securities processing or accounting systems) reasonably believed by Custodian to be reliable to provide such information.  Principal understands that certain pricing information with respect to complex financial instruments including, without limitation, derivatives, may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material.  Where pricing vendors used by Custodian do not provide information for Securities, or other Property, Principal or Authorized Party may advise Custodian regarding the fair market value of, or provide other information with respect to, such held Securities or Property.  If Principal or Authorized Agent does not provide such information, Custodian shall use the cost or nominal value for such Securities or Property, solely for administrative convenience.  Custodian shall not be liable for any loss, damage or expense incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder and shall have no responsibility or duty to ascertain or authenticate the value of pricing applied to any such Security or Property.

9.3. Activity Reports.  Custodian shall provide access to Principal and Manager and other persons authorized by Principal to access advices of securities transactions and other information regarding the Account by means of Custodian's online service.

9.4. Statements.  Custodian shall provide Principal and Manager Account statements and other reports periodically via paper delivery or electronically by means of the Custodian’s online service or as otherwise as agreed to by Principal and Custodian showing all income and principal transactions and cash positions, and a list of Property.  Principal may approve or disapprove any such statement within thirty (30) days of its receipt, and, if no written objections are received within the thirty (30) day period, such statement of Account shall be deemed approved.

Principal acknowledges and agrees that if Custodian’s online service is selected, paper statements will be provided only upon request and that the Custodian’s online statements, trade confirms and related online communications satisfy all of Custodian’s existing legal and contractual obligations to provide statements, reports and confirmations with respect to the account.  Printed trade confirmations for trades effected by the Custodian will be available upon request and at no additional cost.  Principal and Manager may request printed trade confirmations for other securities transactions from the broker through which they direct such trades.

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9.5. Shared Data.  For the purpose of operational efficiencies, including trade settlement, proxy voting, trade reconciliation, performance reporting, on-line access and the like, Custodian, upon direction of the Principal’s appointed Manager, on occasion may send electronic trade, holdings and or Principal’s information to third party vendors (TPV) who are agents of the aforementioned Manager.  Principal’s appointed Manager is responsible for any due diligence and monitoring of TPV with whom they have contracted and the Custodian shall have no obligation to do so.

10. USE OF OTHER BANK SERVICES
10.1. Mutual Fund Investments.  Principal or Manager may direct Custodian to utilize for the Account any mutual fund available in the market as permitted by law.  These investment directions may include, but are not limited to, money market mutual funds or long equity and- fixed income mutual funds and may include funds for which Custodian and/or Custodian’s affiliate or subsidiary may act as service providers (including as Custodian). Principal or Manager shall designate the particular mutual fund that Principal or Manager deems appropriate for the Account.  Principal hereby acknowledges that Custodian or its affiliate or subsidiary may receive fees for such services which are in addition to those fees charged by Custodian as agent for the Principal's custody Account.

10.2. Foreign Exchange.  The Custodian makes available to Principal or Manager foreign exchange services to convert currencies in conjunction with transactions in the Principal’s Account under direction provided in Appendix B, as amended from time to time.  Principal acknowledges that Custodian is the counterparty with respect to foreign exchange transactions provided under the Standing Instructions Defined Spread Service (Defined Spread Service) with Custodian’s Domestic Sub-Custodian and are subject to Paragraph 6 of this Agreement.

10.2.1. Standing Instructions Defined Spread Service.  Foreign currency exchanges offered under the Defined Spread Service are directed to Union Bank’s Domestic Sub-Custodian or for markets with currency restrictions to the local market Sub-Agent.  Both services maybe amended from time to time.

10.2.2. Direct with Union Bank’s Global Capital Markets.  Principal or Manager may select to have foreign currency exchanges provided under separate agreement with Union Bank’s Global Capital Markets and performed in accordance with Union Bank’s Foreign Exchange Agreement.

Principal acknowledges (a) Principal or Manager is not obligated to effect foreign currency exchange with Custodian or Custodian’s Domestic Sub-Custodian, (b) Custodian will make available the relevant data so that Principal or Manager, as the case may be, can independently monitor foreign exchange activities, and (c) Custodian will receive benefits for such foreign currency transactions as defined in Section 10.2.2 which are in addition to the compensation which Custodian receives for administering the Account.

10.3. Interest Bearing Deposits. Principal or Manager may direct that assets of the Account be invested in deposits with Union Bank or its Domestic Sub-Custodian as a SWEEP vehicle or other deposit held in Custodian’s nominee name for the benefit of its clients.  Such deposits are covered by FDIC insurance up to the designated value in effect for each beneficial owner.

10.4. Other Transaction Services.  Principal or Manager may direct Custodian to utilize for this Account other services or facilities provided by Custodian, its subsidiaries or affiliates.  Such services may include, but not be limited to, the placing of orders for the purchase or sale of units or shares of any registered investment company including such registered investment companies to which Custodian, UnionBancCal Corporation, or their subsidiaries or affiliates, manage, provide investment advice, act as custodian or provide other services.

If Principal or Manager uses UnionBanc Investments Services, or other brokerage affiliate of Custodian, for the purchase or sale of securities as principal to or from, or the placing of orders for the purchase, sale, exchange, investment or reinvestment of securities, Principal authorizes and directs Custodian to accept the confirmation of security transactions received from UBIS as the instructions from Principal or Manager contemplated by this Agreement and no further instructions to Custodian shall be required.

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10.5. Other Compensation Services.  All disbursements from the Account are drawn on an account in the Custodian's or its affiliate's name.  Any "float" (earnings from the investment of funds pending negotiation of the disbursement or check) is retained by Custodian or its affiliate as partial compensation for handling such transaction.

11. CUSTODIAN'S RESPONSIBILITIES AND LIABILITIES
11.1. Standard of Care.  In performing the responsibilities delegated to it under this Agreement, Custodian agrees to exercise reasonable care, and shall not be liable for any damages arising out of Custodian’s performance of or failure to perform its duties under this Agreement except to the extent that damages arise directly out of the Custodian’s willful misfeasance, bad faith, gross negligence or otherwise from a material breach of Custodian’s standard of care under this Agreement.  Custodian shall not be liable for the acts or omissions of (i) any broker or other agent to which Principal or Manager has directed any securities transactions or granted discretionary authority or (ii) any broker, depository or other agent selected by Custodian with reasonable care.  In no event shall either party to this Agreement be entitled to consequential or exemplary damages.  In the event of any claim brought by a third party to obtain Account Property, Principal agrees to indemnify and defend Custodian against all demands, costs, and liability, including attorneys' fees.

11.2. Investment Authority.  Principal and Manager shall have sole responsibility for the investment, review, and management of all Property held in this Account.  Custodian shall make or settle all purchases, sales, exchanges, investments and reinvestments of the Property held in this Account only upon receipt of, and pursuant to, Principal's or Manager's instructions, and shall have no liability for any actions or inactions based on Principal's or Manager's directions or lack thereof.  Custodian shall have no duty or obligation to review, or to make recommendations for, the investment and reinvestment of any of the Property held in this Account, including uninvested cash.

11.3. Monitoring of Sub-Agent Network.  Custodian shall monitor under its Monitoring System the appropriateness of the continued custody or maintenance of Principals Securities with each Domestic Sub-Custodian and their Global Network of Eligible Foreign Custodian or Eligible Securities Depository.

11.4. Special Assets Due Diligence and Accreditation.  Principal hereby represents that Principal or Principal’s Authorized Agent has completed such due diligence as needed to confirm the value and substance of each and every Special Asset, including, but not limited to any credit questions regarding and any Special Asset.  Principal hereby certifies to Custodian that Principal meets any and all required accreditation or other standards needed to invest in any Special Assets and that no license of any nature or consent by any governmental entity is required in connection with the ownership of any Special Asset.

11.5. Custodian not a Fiduciary.  The parties intend that Custodian shall not be considered a fiduciary of the Account.  Accordingly, Custodian shall have no power to make decisions regarding any policy, interpretation, practice, procedure or direction with respect to the Account, but shall perform the ministerial and administrative functions described in the Agreement as provided herein and within the framework of policies, interpretations, rules, practices, and procedures made by Principal or Manager, as the same shall be reflected in instructions to Custodian from Principal or Manager.

12. COMPENSATION AND OTHER CHARGES
12.1. Compensation.  Custodian’s annual fee shall be based on the fee schedule attached hereto, Appendix C, as amended by Custodian from time to time with 30 days advance notice to Company.  Fees shall accrue and be taken in arrears as specified on the active fee schedule and charged to the Account unless Principal has requested that it be billed directly.  However, any fees not paid within 60 days of billing will be charged to the Account.

12.2. Other Charges and Expenses. Custodian is authorized to charge the Account for incidental expenses as well as for the funds necessary for Custodian and Sub-Custodian Network to complete any purchase or expense, to make any directed disbursement or to take any other action regarding the Account. Custodian shall have no duty to make any purchases, exchanges, or disbursements or to incur any expenses, unless and until the funds necessary to cover the amount of expense are available in the Account. Principal and Manager shall ensure sufficient liquidity prior to directing transactions in the Account.

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12.3. Investment Manager Fees.  Unless otherwise instructed by Principal, Custodian is authorized to charge the fees of Manager to the Account and to pay the same to Manager.

13. LIMITED POWER OF ATTORNEY
Custodian is hereby granted a limited power of attorney by Principal to execute on Principal's behalf any declarations, endorsements, assignments, stock or bond powers, affidavits, certificates of ownership or other documents required (i) to effect the sale, transfer, or other disposition of Property held in the Account, (ii) to obtain payment with respect to Property held in the Account, or (iii) to take any other action required with respect to the Property held in the Account, and in the Custodian’s own name to guarantee as Principal’s signature any signature so affixed.

14. INDEMNIFICATION
As additional consideration for the Custodian's acceptance of this Account and its agreement to act as agent, Principal agrees to indemnify and hold Custodian, its officers, directors, employees, agents, successors and assignees harmless from and against any and all losses, liabilities, demands, claims, and expenses, attorney's fees and taxes (other than those based on Custodian's net income) arising out of or in connection with this Agreement, or out of any actions of Manager, Principal or Principal's agents which are not caused by Custodian's negligence or willful misconduct.  This provision shall survive the termination of this Agreement and shall be binding upon each party's successors, assigns, heirs and personal representatives.

15. AMENDMENT AND TERMINATION
15.1. Amendment.  This Agreement may be amended at any time by a written agreement executed by Custodian and Principal.  Custodian may from time to time amend service provisions under separate notice within 30 days of written notice.  Principal will be deemed to accept terms if no written objection is received by Custodian within the 30-day period.

15.2. Termination.  This Agreement may be terminated at any time by written notice from one party to the other.  Such termination shall be effective immediately.  Upon termination, Custodian shall deliver or cause to have delivered the Property held in the Account to a successor custodian in accordance with the written instructions of Principal or Manager, as the case may be.  Custodian's fees and costs related to termination, including without limitations, costs for shipping Property held in the Account and costs of re-registering securities, generating reports and accounting for disposition of cash shall be charged to the Account in addition to any outstanding accrued fees and expenses.  Custodian shall retain and continue to service Property held in the Account until a successor custodian is identified by Principal or Manager, and shall be entitled to receive fair compensation for such services.

15.3. Successors.  This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest.  Without consent of the parties, this agreement cannot be assigned to any third party.

16. SINGULAR OR PLURAL
If more than one person shall execute this Agreement, then where the context permits, singular pronouns shall be deemed to be plural personal pronouns.

17. ENTIRE AGREEMENT
This Agreement constitutes the entire Agreement among the parties.  All previous agreements and instructions, whether written or oral, between the Custodian and Principal are hereby superseded.

18. GOVERNING LAW
This agreement shall be governed by, and construed under, the laws of the State of New York.

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19. NOTICES
19.1. Mailing of Notices.  Except as otherwise specified herein, all notices, requests, demands and other communications under this Agreement shall be signed and in writing and shall be deemed as having been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the fifth (5) day after mailing, if mailed to the party to whom notice is to be given and properly addressed as follows:

To Principal:	ISI Funds
666 5th Avenue
New York, NY 10103
Attn: R. Alan Medaugh. President
Facsimile: (212) 486-4655
Email: amedaugh@isifunds.com

To Custodian:	Union Bank, N.A.
350 California Street, 6th Floor
San Francisco, CA 94104
Attention: Margaret Bond, Vice President
Facsimile: (877) 323-3601
Email: margaret.bond@unionbank.com

This agreement and any amendment, notice or other document required to be signed and in writing under this Agreement may be delivered by personal service or U.S first class mail postage prepaid or via fax, email with an imaged or scanned attachment (such as a .PDF), or similar electronic transmission with electronic signature through Union Bank’s online secure messaging service pursuant to security protocols established and agreed by the parties, unless otherwise specified herein.  Signatures delivered via fax, email, or similar electronic transmission shall be effective as original signatures in binding the parties and shall be effective upon receipt.

Periodic communications related to foreign currencies and global market updates will be available to authorized parties through Custodians online service.

19.2. Change of Address.  Either party may change the address at which notice may be given by giving ten (10) days prior written notice of such change to the other party.

20. CONFIDENTIALITY
All non-public information and advice furnished by either party to the other shall be treated as confidential and will not be disclosed to third parties unless required by law, except that Union Bank may disclose (a) the identity of Principal as a client or client reference of Union Bank; and (b) any information to any government regulator of Union Bank or the affiliated entities.

21. EFFECTIVE DATE
This Agreement shall be effective upon the date of receipt and acceptance by the Custodian of Property to fund the Account.

BY PRINCIPAL:		ACCEPTED: Union Bank, N.A.

By:	/s/ R. Alan Medaugh	By:	/s/Margaret Bond
Name:	R. Alan Medaugh	Name:	Margaret Bond
Title:	President	Title:	Vice President
Date:	06/27/14	Date:	6/27/14

By:		By:	/s/Theresa A. Moore
Name:		Name:	Theresa A. Moore
Title:		Title:	Vice President
Date:		Date:	06/27/2014

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